Shareholders' Voting Proxy Agreement

October 2011

Wuhan China

Shareholders' Voting Proxy Agreement

This Shareholders' Voting Proxy Agreement (this "Agreement") is entered into by and amongst the following parties in Wuhan China on October [20], 2011:

Party A: Wuhan Vogue-Show Jewelry Co., Ltd., a Wholly-Owned Foreign Enterprise ("WFOE") registered in Wuhan of the PRC, with legal registered office at 5th Floor 1-3, No. Te 15, Economic Development Zone, Jiang'an District, Wuhan.

Party B: Wuhan Kingold Jewelry Co., Ltd., a corporation incorporated and validly existing in the territory of the PRC pursuant to the laws of the PRC with business license registration number: 420100000023089 and legal registered office at No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan.

Party C: Yang Wen, with the address at No. 98, Luyushang Street, Jingling Office, Tianmen, Hubei Province, holding a 4.1667% equity interest in Wuhan Kingold Jewelry Co., Ltd.

In this Agreement, Party A, Party B and Party C are collectively referred to as "all parties" and each of them is referred to as "a party".

Whereas:

1. Wuhan Kingold Jewelry Co., Ltd. is a corporation incorporated and validly existing in the territory of the PRC pursuant to the laws of the PRC with legal registered office at No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan.
2. On the day of the execution of this Agreement, Party C duly and legally holds a 4.1667% equity interest in Party B.
3. Party C desires to entrust Party A or any person designed by Party A ("Designee") as her proxy with the power to exercise the voting rights at the shareholders' meetings of Party B or by written consents.
4. Party A agrees to accept the above entrustment.

NOW, THEREFORE, with the consensus reached through negotiation, all parties have entered into this Agreement and agreed to abide by it pursuant to the applicable laws, regulations and rules of the PRC (the "PRC laws").

Clause 1 Voting Proxy

1.1 Party C irrevocably grants and entrusts Party A or its Designee to be their exclusive proxy to exercise her voting rights that she would have at a shareholders' meeting or by written consent (hereinafter referred to as "Entrusted Voting Rights") for the maximum period permitted pursuant to the PRC laws and in accordance with and within the limitations of the PRC laws and the Articles of Association of Party B, including, but not limited to, the following rights:

1.1.1 to attend and participate in the shareholders' meetings of Party B as the voting proxy of Party C;

1.1.2 to vote on the matters proposed at the shareholders' meetings on behalf of Party C, including, but not limited to, voting on the appointment and election of the directors and supervisors elected by the shareholders of Party B;

1.1.3 to suggest convening the shareholders' meetings of Party B; and

1.1.4 all other voting rights entitled to the shareholders of Party B as stipulated in the Articles of Association of Party B.

1.2 Party B and Party C shall assume the responsibility as arising from and in relation to the exercise of the Entrusted Voting Rights by Party A or its Designee.

1.3 Party B and Party C agree that Party A will not require the opinion or approval of Party C before its exercise of the Entrusted Voting Rights, unless otherwise provided by this Agreement; however, after any resolution at a shareholders' meeting is adopted, Party A shall inform Party C of such resolution in a timely manner.

1.4 Party A may from time to time establish and amend rules which govern how Party A or its Designee shall exercise the Entrusted Voting Rights, including,

but not limited to, the quorum required to authorize or take any action and to execute documents evidencing such action, and Party A shall take action pursuant to such rules.

Clause 2 Representations and Warranties

2.1 Each party respectively represents and warranties to the other parties that, on the day of execution of this Agreement:

2.1.1 it has the right to execute this Agreement and the capability to perform the obligation pursuant to this Agreement;

2.1.2 it has carried out all necessary internal decision-making procedures, obtained proper authority, acquired all the necessary consents and approvals of any requisite third party and governmental authority to enter into and perform this Agreement, and this Agreement does not violate the laws and contracts binding or affecting it; and

2.1.3 Once executed, this Agreement will constitute the legal, valid, binding obligations of each party and each party will be subject to compulsory enforcement pursuant to the terms and conditions of this Agreement.

2.2 Party A represents and undertakes to Party C that:

2.2.1 Party A agrees to accept the entrustment of Party C pursuant to Clause 1 of this Agreement and exercise shareholder's voting rights and other rights pursuant to this Agreement on behalf of Party C; and

2.2.2 Party A undertakes that, if Party C requests, it will report the operations of Party B to Party C and consider the reasonable suggestions from Party C.

2.3 Party B and Party C, jointly and severally, undertake and represent to Party A that:

2.3.1 Notwithstanding any change to the capital structure of Party B, Party C will grant Party A or its Designee to exercise its shareholder's voting rights on behalf of Party C, provided that Party C holds the equity interest in Party B;

2.3.2 Without the written consent of Party A, Party C will not transfer, entrust or confer their equity interest in Party B to any other party,

including, but not limited to, individuals, entities, enterprises, partnerships, joint ventures and non-profit organizations other than Party A or its Designee;

2.3.3 Without the written consent of Party A, Party C shall not make any decisions for the production and operation of Party B;

2.3.4 Unless otherwise directed by Party A, Party C shall not directly exercise the Entrusted Voting Rights that have been granted to Party A or its Designee; and

2.3.5 The shares of Party B owned by Party A are free and clear of all liens and encumbrances, and Party C has granted to anyone, other than Party A or its Designee, a power of attorney or proxy over any of such shares or in the rights as a shareholder of Party B. Party B and Party C owns further represent and warrant that the execution and delivery of this Agreement will not violate any laws, regulations, judicial or administrative orders, arbitration awards, agreements, contracts or covenants applicable to Party B and Party C.

Clause 3 Exercise of the Entrusted Voting Rights

3.1 Party C agrees that, within the scope stipulated in Paragraph 1 of Clause 1 herein, Party A may grant the Entrusted Voting Rights to a Designee and assume any legal responsibility as arising from and in relation to the exercise of the Entrusted Voting Rights by such Designee.

3.2 Party B and Party C will provide sufficient assistance to the exercise of the Entrusted Voting Rights by Party A or its Designee, including the prompt execution of related shareholders' meeting resolutions and other legal instruments where necessary.

3.3 If, at any time within the period of this Agreement, the conferring or exercise of the Entrusted Voting Rights under this Agreement cannot be exercised due to any reason (except for the breach of this Agreement by Party A or Party B), each party shall immediately seek the most similar substitute proposal to this Agreement and enter into a supplementary agreement or adjust the terms and conditions of this Agreement in order to ensure the achievement of the

purpose of this Agreement.

Clause 4 **Indemnity**

4.1 Each of the parties hereto agrees that Party A will not assume any liabilities to or compensate (in currency or any other form) Party B, Party C or any third party due to the exercise of the Entrusted Voting Rights.

4.2 Party B and Party C, jointly and severally, agree that they will indemnify, protect and prevent Party A against or from the losses, liabilities, expenses and reasonable fees (including reasonable legal fees) actually arising from or in relation to any damage, claim, loss, charge, legal proceeding, lawsuit and fine caused by the exercise of the Entrusted Voting Rights, so long as Party A acts in good faith and without gross negligence or willful misconduct with respect thereto.

Clause 5 Term of this Agreement

5.1 This Agreement shall come into effect as of the day when all parties execute it and shall remain in force unless terminated pursuant to this Clause.

5.2 The term of this Agreement may be extended by Party A in its sole discretion before the termination or expiration of this Agreement. The term of extension shall be determined through mutual agreement by all parties to this Agreement.

5.3 This Agreement will not terminate until the purchase of the 4.1667% equities of Party B possessed by Party C or all the assets of Party B by Party A is completed, unless otherwise unanimously agreed by all parties.

5.4 This Agreement may be terminated by Party A by giving 30 days prior written notice to Party B and Party C.

5.5 Clause 4 regarding indemnity shall survive the termination of this Agreement.

Clause 6 Governing Law

The execution, validity, effect, interpretation, performance and dispute solution of this Agreement shall be governed by the PRC laws.

Clause 7 Dispute Resolution

All parties agree that any dispute arising from or in relation to this Agreement shall first be settled by the friendly negotiation of both parties. If the negotiation fails within 45 days, either party shall have the right to file the dispute with China International Economic and Trade Arbitration Commission ("CIETAC") in Beijing for arbitration pursuant to the then effective arbitration rules of CIETAC at the time of application. This arbitration shall be final and bind both parties and shall be enforceable in any court of competent jurisdiction. The arbitration fees shall be born by the losing party.

Clause 8 General Terms

8.1 Entire Agreement

This Agreement hereto contain the entire understanding amongst the parties, no other representations, warranties or covenants having induced any party to execute this Agreement, and supersede all prior or contemporaneous agreements with respect to the subject matter hereof.

8.2 Amendment

Any amendment and/or rescission to this Agreement shall be in writing and signed by all parties or their authorized representatives. Such revision shall be a valid integral part of this Agreement.

8.3 Headings

The headings of any Clauses or other portion of this Agreement are for convenience only and are not to be considered in construing this Agreement.

8.4 Construction

References in this Agreement to "Clauses" and "Sections" shall be to the Clauses and Sections of this Agreement, unless otherwise specifically provided; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others,

unless the context otherwise requires; the words "herein", "hereof" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word "including" when used in this Agreement shall mean "including without limitation"; and except as otherwise specified in this Agreement, all references in this Agreement (i) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (ii) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

8.5 Transfer

Without the prior written consent of Party A, neither Party B nor Party C shall transfer all or part of their rights and obligations under this Agreement to any third party or its affiliate; and any transfer on or in relation to this Agreement without approval shall be invalid. Party A shall determine whether to approve a transfer within thirty (30) days after the receipt of a transfer notice from Party C.

8.6 Severability

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7 Waiver

No failure or delay of either party to enforce any right hereunder shall constitute a waiver of any such right hereunder. No waiver shall be effective hereunder unless in writing and a waiver shall only be effective for the specific act or circumstance for which it is given and not for any future act or

circumstance.

8.8 Succession of this Agreement

This Agreement shall bind the successors and transferees of all parties.

8.9 Language

This Agreement is in both Chinese and English and executed by all parties, and the two versions have the same effect. Should there be any discrepancy between the two language versions, the Chinese version shall prevail.

8.10 Notices

All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if mailed by registered or certified mail, return receipt requested, or sent by expedited or overnight delivery service with return receipt, or sent by telecopier with confirmed receipt, to the party to receive notice at the following addresses or at such other address as any party may, upon ten (10) days prior notice:

If to Party A: 5th Floor 1-3, No. Te 15, Economic Development Zone, Jiang'an District, Wuhan

With a copy to: 5th Floor 1-3, No. Te 15, Economic Development Zone, Jiang'an District, Wuhan

If to Party B: No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan

With a copy to: No. Te 15, Huangpu Science and Technology Park, Jiang'an District, Wuhan

If to Party C: No. 98, Luyushang Street, Jingling Office, Tianmen, Hubei

Province

With a copy to: No. 98, Luyushang Street, Jingling Office, Tianmen, Hubei Province

8.11 Copies of this Agreement

This Agreement shall be executed in four counterparts, each party holds one and the rest is used for the transaction of related formalities. Each of the copies shall be deemed as the original one and has the same effect.

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In witness hereof, all parties have executed this Agreement on the date specified on the first page of this Agreement by them or their respective authorized representatives.

Party A: Wuhan Vogue-Show Jewelry Co., Ltd. (seal)

Authorized Representative: (signature)

Party B: Wuhan Kingold Jewelry Co., Ltd. (seal)

Authorized Representative: (signature)

Party C: Yang Wen (signature)